Exhibit 10.2

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	NOTE DATE	INITIALS
103428-01	CTD Holdings, Inc.		03/22/11	BM
NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$325,000.00	Not Applicable	6.500%	03/22/16	Commercial
Creditor Use Only

PROMISSORY NOTE
(Commercial - Single Advance)
State of Florida’s Documentary Stamps have been affixed to the security instrument which secures this Note and will be cancelled pursuant to law.
State of Florida’s Documentary Stamps have been affixed to the assignment of leases and rents which secures this Note and will be cancelled pursuant to law.

DATE AND PARTIES.  The date of this Promissory Note (Note) is March 22, 2011.  The parties and their addresses are:

LENDER:

SUNSTATE FEDERAL CREDIT UNION
405 SE 2nd Place
Gainesville, FL 32602
Telephone: (352) 381-5200 x5197

BORROWER:

CTD HOLDINGS, INC.
a Florida Corporation
27317 NW 78th Avenue
High Springs, FL 32643

1.   DEFINITIONS.  As used in this Note, the terms have the following meanings:

A.   Pronouns.  The pronouns “I,” “me,” and “my” refer to each Borrower signing this Note, individually and together.  “You” and “Your” refer to the Lender.

B.   Note.  Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note.

C.   Loan.  Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.

D.   Loan Documents.  Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E.   Property.  Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

F.   Percent.  Rates and rate change limitations are expressed as annualized percentages.

2.   PROMISE TO PAY.  For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, the principal sum of $325,000.00 (Principal) plus interest from March 22, 2011 on the unpaid Principal balance until this Note matures or this obligation is accelerated.

3.   INTEREST.  Interest will accrue on the unpaid Principal balance of this Note at the rate of 6.500 percent (Interest Rate).

A.   Interest After Default.  If you declare a default under the terms of the Loan, including for failure to pay in full at maturity, you may increase the Interest Rate otherwise payable as described in this section.  In such event, interest may accrue at the maximum amount allowed by law, subject to your sole discretion.

B.   Maximum Interest Amount.  Any amount assessed or collected as interest under the terms of this Note will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater.  Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance.  Any remainder will be refunded to me.

C.   Accrual.  Interest accrues using an Actual/365 days counting method.

4.   ADDITIONAL CHARGES.  As additional consideration, I agree to pay, or have paid, the fees and charges listed on the SETTLEMENT STATEMENT, which is attached to and made part of this Note.

5.   REMEDIAL CHARGES.  In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment.  Additional remedial charges may be described elsewhere in this Note.

A.   Late Charge.  If a payment is more than 10 days late, I will be charged 10.000 percent of the Amount of Payment.  I will pay this late charge promptly but only once for each late payment.

6.   GOVERNING AGREEMENT.  This Note is further governed by the Commercial Loan Agreement executed between you and me as a part of this Loan, as modified, amended or supplemented. The Commercial Loan Agreement states the terms and conditions of this Note, including the terms and conditions under which the maturity of this Note may be accelerated.  When I sign this Note, I represent to you that I have reviewed and am in compliance with the terms contained in the Commercial Loan Agreement.

7.   PAYMENT.  I agree to pay this Note in 60 payments.  This Note is amortized over 180 payments.  I will make 59 payments of $2,832.54 beginning on April 22, 2011, and on the 22nd day of each month thereafter.  A single “balloon payment” of the entire unpaid balance of Principal and interest will be due March 22, 2016.

Payments will be rounded to the nearest $.01.  With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf.  Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.

Each payment I make on this Note will be applied first to any charges that I owe other than principal and interest then to interest that is due, and finally to principal that is due.  If you and I agree to a different application of payments, we will describe our agreement on this Note.  You may change how payments are applied in your sole discretion without notice to me.  The actual amount of my final payment will depend on my payment record.

8.   PREPAYMENT.  I may prepay this Loan in full or in part at any time.  Any partial prepayment will not excuse any later scheduled payments until I pay in full.

9.   LOAN PURPOSE.  The purpose of this Loan is to refinance recent equipment purchase.

10.   ADDITIONAL TERMS.  THE OCCURRENCE OF ANY DEFAULT OF THE BORROWER(S) IN PAYMENT OF THIS PROMISSORY NOTE SHALL ALSO CONSTITUTE AN EVENT OF DEFAULT WITH RESPECT TO THE INDEBTEDNESS OF THE BORROWER(S) EVIDENCED BY THAT CERTAIN PROMISSORY NOTE NUMBER 103428-02 DATED MARCH 22, 2011, EXECUTED BY CTD HOLDINGS, INC., IN THE ORIGINAL PRINCIPAL AMOUNT OF $100,000.00, TOGETHER WITH ANY AND ALL EXTENSIONS, RENEWALS, MODIFICATIONS, SUBSTITUTIONS, REPLACEMENTS, AND CHANGES IN FORM THEREOF, WHICH MAY FROM TIME TO TIME AND FOR ANY TERM OR TERMS ARE EFFECTED BY AN AGREEMENT BETWEEN BORROWER(S) AND THE LENDER.

11.   SECURITY.  The Loan is secured by separate security instruments prepared together with this Note as follows:

Document Name	Parties to Document

Leases And Rents Assignment - 27317 NW 78th Avenue	CTD Holdings, Inc. f/k/a Cyclodextrin Technologies Development, Inc.

Security Agreement - CTD Holdings, Inc.	CTD Holdings, Inc. f/k/a Cyclodextrin Technologies Development, Inc.

Mortgage - 27317 NW 78th Avenue	CTD Holdings, Inc. f/k/a Cyclodextrin Technologies Development, Inc.

12.   DUE ON SALE OR ENCUMBRANCE.  You may, at your option, declare the entire balance of this Note to be immediately due and payable upon the creation of, or contract for the creation of, any lien, encumbrance, transfer or sale of all or any part of the Property.  This right is subject to the restrictions imposed by federal law (12 C.F.R. 591), as applicable.

13.   WAIVERS AND CONSENT.  To the extent not prohibited by law, I waive, protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.

A.   Additional Waivers By Borrower.  In addition, I, and any party to this Note and Loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.

(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.

(2) You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer.

(3) You may release, substitute or impair any Property securing this Note.

(4) You, or any institution participating in this Note, may invoke your right of set-off.

(5) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.

(6) I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.

(7) I agree that you may inform any party who guarantees this Loan of any Loan accommodations, renewals, extensions, modifications, substitutions or future advances.

B.   No Waiver By Lender.  Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.

14.   COMMISSIONS.  I understand and agree that you for your affiliate will earn commissions or fees on any insurance products, and may earn such fees on other services that I buy through you or your affiliate.

15.   APPLICABLE LAW.  This Note is governed by the laws of Florida, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law.

16.   JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS.  My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan. Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and I will still be obligated to pay the Loan. This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns.

17.   AMENDMENT, INTEGRATION AND SEVERABILITY.  This Note may not be amended or modified by oral agreement.  No amendment or modification of this Note is effective unless made in writing and executed by you and me.  This Note and the other Loan Documents are the complete and final expression of the agreement.  If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.  No present or future agreement securing any other debt I owe you will secure the payment of this Loan if, with respect to this loan, you fail to fulfill any necessary requirements or limitations of Sections 19(a), 32 or 35 of Regulation Z or if, as a result, this Loan would become subject to Section 670 of the John Warner National Defense Authorization Act for Fiscal Year 2007.

18.   INTERPRETATION.  Whenever used, the singular includes the plural and the plural includes the singular.  The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.

19.   NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS.  Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing.  Notice to one Borrower will be deemed to be notice to all Borrowers.  I will inform you in writing of any change in my name, address or other application information.  I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property.  Time is of the essence.

20.   CREDIT INFORMATION.  I agree to supply you with whatever information you reasonably request.  You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information.

21.   ERRORS AND OMISSIONS.  I agree, if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me.  I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.

22.   WAIVER OF JURY TRIAL.  All of the parties to this Note knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Note or any other Loan Document or related obligation.  All of these parties acknowledge that this section has either been brought to the attention of each party’s legal counsel or that each party had the opportunity to do so.

23.   SIGNATURES.  By signing, I agree to the terms contained in this Note.  I also acknowledge receipt of a copy of this Note.

BORROWER:

CTD Holdings, Inc.

By /s/ Charles E. Strattan
Charles E. Strattan, President

LENDER:

Sunstate Federal Credit Union

By /s/ Brian Miller
Brian Miller, Commercial Loan Officer